Exhibit 15.1

CONSULTING AGREEMENT

This Agreement ("Agreement") is made this 10th day of October, 2008 by and between American Real Estate Assets, Inc., a Delaware corporation having its principal office at 201 Lomas Santa Fe, Suite 410, Solana Beach, CA 92075 (hereinafter referred to as "Company"), and David and Christina Wise as Co-Trustees of the Wise Family Trust dated June 14, 1995, J. Denny Rochford, and Allen Blunt ("Controlling Shareholders") and Going Public, LLC having its principal office at 12555 High Bluff Drive, Suite 305, San Diego, CA 92130 (hereinafter referred to as "Consultant").

In consideration of the mutual promises contained herein and on the terms and conditions hereinafter set forth, the Company, Controlling Shareholders, and Consultant (collectively, the "Parties") agree as follows:

1.             Services.

1.1.         Consultant shall prepare all corporate document preparation necessary to achieve a quote listing on the OTC Bulletin Board ("OTCBB"), including corporate structuring, a custom private placement memorandum (PPM) under Rule 506 of Regulation 0, Form D filings, U2 filings, filing the S1 registration, blue sky filings, answering all comments and causing a market maker to file the Form 211, thus ultimately achieving a quote by such market maker on behalf of the Company. This does not include business plan preparation, corporation formation, state blue sky fees (if applicable) or financial audit preparation. However, all legal costs and opinions shall be provided at Consultant's expense.

1.2.          Introductions to additional Market Makers.

1.3.          Introductions to Investor Awareness (see paragraph 1.11, below) and Investor Relation firms.

1.4.          Introductions to Broker Dealers, Investment Bankers and Underwriters.

1.5.          Introductions to SEC attorneys, PCAOB auditors and other specialized consultants as needed.

1.6.          Review of and consultation regarding terms, structure, and contracts submitted to Company by any of the above introductions, and review of and consultation regarding terms submitted by similar professionals whether or not introduced by Consultant.

1.7.          General consulting assistance in securing relationships with all of the above as needed.

1.8.          General consulting assistance in structuring and developing the Company and its business plan for future growth and stability.

1.9.         In addition to the other services provided, Consultant hereby agrees to hire an investor awareness company, for a non-invasive investor awareness campaign, including, but not limited to, creation of a professional full-page company profile, such profile to be featured on a high-traffic small cap stock website with a guarantee of a minimum of 500,000 targeted, non-invasive, full-page profile visits. In addition, Consultant may include Company on other stock profile website(s) at our discretion. Other services may be provided by other promotional companies in addition to those discussed here, including but not limited to press release re-distribution at Consultant's discretion without notice. Such investor awareness campaign is non-transferable. The obligation of Consultant as per this Paragraph will not be due Company until Company is publicly traded and until Consultant, or it's designees have full unencumbered possession of the equity position discussed in paragraph 2, below, and after such shares are free trading.

2.             Compensation.

2.1.         Cash Fee. FOR VALUE RECEIVED, Company and its Controlling Shareholders hereby agrees to pay a consultation fee of ONE HUNDRED THOUSAND AND NO/100 DOLLARS US ($100,000.00) as per the Addendum attached hereto as Schedule A (the "Cash Fee") to Consultant for services as described in paragraph 1, herein. This Agreement shall become effective upon the signature execution by all parties.

2.1.1.      All Other Payment Provisions. All payments of the Cash Fee and interest hereunder shall be payable to Consultant in lawful money of the United States of America in immediately available funds. All delivery of payments shall be made at the offices of Consultant, or at such other place as Consultant may designate in writing. All payments shall be made via bank wire transmission as per the following bank wire instructions:

Wells Fargo Bank
Dallas, Texas
Routing #121000248
Account #2883986941
Account Name: Going Public, LLC

2.2. Consultant's Equity Position. In addition to the Cash Fee set forth in paragraph 2.1, above, Company understands and agrees that Consultant and/or Consultant's designees, are due and shall be issued an equity position by Company that shall equal THIRTEEN PERCENT (13%) of the total outstanding Company common stock post private offering ("Equity Position").

2.2.1. The Company and its Controlling Shareholders agree to execute a corporate resolution issuing shares of its common stock to Consultant pursuant to section 2.2, above regarding the Equity Position immediately upon request by Consultant.

2.3. Introductions. In the event that the Consultant introduces the Company, directly or indirectly, to a financing source or another third party which assists the Company in the process of going public and/or receives financing then the Consultant will receive the same cash and equity Compensation as set forth in this Agreement at such time as the Company is approved to trade or receives the financing.

3.             No Cancellation Policy/Cash Fee Due In Full/Breach and Default. All Compensation is earned upon execution of this Agreement. As such, the Company and Controlling Shareholders expressly understand and agree that there are no cancellations and/or refunds of any kind, in part or full, even if the services described herein are incomplete due to, among other things, the Company or Controlling Shareholders simply changing their minds or otherwise failing to go public due to their own actions or inactions and/or omissions or failures to provide Consultant with the necessary documentation or information requested by Consultant or failures to cooperate with Consultant's directives and/or breach this Agreement. The following events, actions, inactions, or omissions, among others, are breaches of this Agreement by Company and/or Controlling Shareholder:

4.             Services Not Included.

4.1.          This Consulting Agreement does not cover any of your legal cost if you decide to have your own attorney review Consultant's and Consultant's attorney's work.

4.2.          This Consulting Agreement does not cover any of your exchange listing fees, if applicable, audited financial costs, blue sky fees, transfer agent fees, corporate restructuring, corporation formation, online PPM hosting, quarterly reports and other filing fees, and other related ongoing costs associated with being a publicly traded company.

4.3.          General bookkeeping is not included in Consultant's services. Client must have up-to-date accounting books and they must be in good order.

4.4.          Travel expenses related to on-site visits to complete Company's financial reports, including but not limited to airfare and lodging, if applicable.

5.             No course of dealing between Consultant and Company or any failure or delay on the part of Consultant in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of Consultant under this or any other applicable instrument. No single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

6.             Indemnification. Each of the Parties to this Agreement hereby agree to protect, indemnify, defend and hold harmless the other Party and its affiliated persons or entities from any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) arising out of or in connection with a third-party claim of any kind against the other Party or its affiliated persons or entities concerning any transaction in which other Party participates as a result of or relating in any way to this Agreement. Notwithstanding the foregoing, Company agrees to indemnify and defend Consultant on any third-party claim arising from any act by Consultant undertaken in good faith in accordance with the terms of this Agreement.

7.            Liability. In no event shall Consultant or its affiliated persons or entities be liable to Company or its affiliated persons or entities for any special, consequential, indirect, incidental or punitive damages or lost profits, however caused and on any theory of liability (including negligence and strict liability) arising in any way out of this Agreement, whether or not Consultant or Company has been advised of the possibility of such damages.

8.            Attorney Fees. In any litigation or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be entitled to recover from the other party all actual attorney's fees, expenses, and costs incurred in good faith by the prevailing party. The term "prevailing party" shall include any party who engages counsel and subsequently obtains substantially the result sought, whether by compromise, settlement, or judgment.

9.             Other Activities. The Company recognizes that Consultant now renders and may continue to render management and other services to other companies, which may or may not have policies and conduct activities similar to those of the Company. Consultant shall be free to render such advice and other services and the Company hereby consents thereto. Consultant shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes, and shall have no obligation to procure or generate a minimum amount of business, revenues, trading volume, or share price increase for Company or its affiliated entities or persons.

10.           Duties and Obligations.

10.1.       It is important that Company and Controlling Shareholders cooperate fully and timely with Consultant so as to enable Consultant to perform its services. As such, requests for due diligence documents and information will typically be made via email from an employee, agent, consultant, or attorney of Consultant. Company and Controlling Shareholders agree to provide general due diligence documents requested and information to Consultant promptly, but no later than 20 days from the receipt of request.

10.2.        Should Consultant introduce Company to financial firms, Company will act diligently and promptly in reviewing materials submitted to it, and will forward copies of any such materials to Consultant for its review.

10.3.        Company shall retain a PCAOB registered auditor for the purpose of completing an audit of its financials no later than 10 calendar days from the date of this Agreement. Company shall complete such audit of its financials no later than two (2) months from the date of this Agreement.

10.4.        If additional shareholders are required to bring total to at least 35, Company agrees to complete a private offering through a Private Placement Memorandum ("PPM") under Regulation D Rule 506 in which the Company sells shares of its stack to investors ("Private Offering"). Company agrees to complete the Private Offering no later than 60 days from the date of this Agreement. The amount of funds to be raised and the price per share can be determined by the Company, but Company agrees to a minimum investment of 5,000 shares at a minimum of four cents (8.04) per share ($200 investment) and shall sell to enough investors to bring the total shareholders up to 35 or more Real consideration must be received from each investor. Company shall familiarize themselves with the rules of the Regulation D Rule 506 Offering, which are set forth in the PPM. Company must keep careful records of all checks, subscription agreements, etc. for all investors. If any of the investors are United States shareholders, simultaneously with the offering, state securities filings must be undertaken in each state in which the offering is being sold to, which Consultant will file for Company (fee must be paid separately by Company for each state where investor lives). It is Company's responsibility to immediately notify of and pay Consultant for each new state where the Rule 506 offering has been sold upon receipt of payment and subscription agreement from investor so that Consultant can file and pay the appropriate state blue sky fees, on behalf of Company.

10.5.        Company will immediately give written notice to Consultant of any change in the Company's financial condition, or in the nature of its business or operations which had or might have an adverse effect on its operations, assets, properties or prospects of its business. Company will also inform Consultant of any outside parties that are a potential investment, funding, merger or acquisition candidates and forward copies of any such materials to Consultant for its review. Company will give full disclosure of all material facts concerning Company to Consultant and up date such information on a timely basis.

10.6.        Company shall remain current on all billed items, if applicable.

10.7.        Company shall be required to remit a deposit to Consultant for the private offering's Blue Sky Fees, if applicable. Any of the funds not needed to pay blue sky fees shall be returned to Company promptly.

10.8.        The Company and Controlling Shareholders hereby agree that Company will pay all compensation due Consultant under the provisions of this Agreement, immediately when due

11.           Representations and Warranties of Comnany and its Controlling Shareholders. The Company and its Controlling Shareholders hereby represents and warrants to Consultant as follows:

11.1.        The Company and its Controlling Shareholders have full power and authority to execute this Agreement and to perform all of its obligations hereunder.

11.2.       Since October 9, 2008, there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition, results of operations or prospects of the Company or any of its Subsidiaries.

11.3.        This Agreement has been duly executed by all duly authorized Controlling Shareholders and the Company and is a legal and binding agreement of Company enforceable against Controlling Shareholders and Company in accordance with its terms.

11.4.        Neither the Company, nor any of its controlling shareholders have been convicted of any felony and/or any state or federal securities infractions whatsoever that have not been already disclosed to and received by Consultant in writing.

11.5.       The business and operations of Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect the Company or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of Company or cause acceleration under any arrangement, agreement or other instrument to which Company is a party or by which any of its assets are bound. Company has performed in all respects all of its obligations which are, as of the date of this Agreement, required to be performed by it pursuant to the terms of any such agreement, contract or commitment.

11.6.        Company is a legitimate operating company and is going public in an effort to enhance its business and growth plan.

11.7.       The due diligence questionnaire attached hereto and entitled "Schedule 13— Confidential Due Diligence Form", has been duly executed by an authorized Controlling Shareholder who has the full power and authority to execute such attestation, and hereby attests to its accuracy and completeness.

12.           Representations and Warranties of Consultant. The Consultant hereby represents and warrants to Company as follows:

12.1.       So long as Company and its Controlling Shareholders cooperate with Consultant throughout the process, and have not withheld information described in paragraph 14,4 herein, Consultant will be successful in taking Company public.

12.2.        Consultant is (i) an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act, (ii) experienced in making investments of the kind contemplated by this Agreement/Note, (iii) capable, by reason of its business and financial experience, of evaluating the relative merits and risks of an investment in the Securities, and (iv) able to afford the loss of its investment in the Securities.

12.3.       Consultant is purchasing the Note Payable and the Common Stock issuable upon conversion or redemption of the principal amount due Consultant (the "Conversion Shares" and, collectively with the Note, the "Securities") for its own account, for investment purposes only and not with a view towards or in connection with the public sale or distribution thereof in violation of the Securities Act.

12.4.        Consultant understands that the Securities are being offered and sold by the Company in reliance on an exemption from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws, and that the Company is relying upon the accuracy of, and Consultant's compliance with, Consultant's representations, warranties and covenants set forth in this Note to determine the availability of such exemption and the eligibility of Consultant to purchase the Securities;

12.5.        Consultant understands that the Securities have not been approved or disapproved by the Securities and Exchange Commission (the "Commission") or any state or provincial securities commission

13.            Miscellaneous.

13.1.        Company understands that, although Consultant's services may include general advice and consultation regarding general legal topics relating to the consulting services to be rendered, particularly with respect to areas of financial expertise of Consultant, the services rendered by Consultant do not include the rendition of professional legal services or any specific legal service, advice or consultation by Consultant or its employees.

13.2.        Company understands that Consultant is not an underwriter or broker dealer and that it performs no underwriting function. Company further understands that Consultant's only function with relation to any potential funding is as an introducing party. If introductions to funding sources are made to Company by Consultant, Company understands and agrees that it is the Company's responsibility to have its own independent counsel review all potential funding terms, documents and agreements submitted to Company from funding sources and that Consultant shall not be held responsible in any way for any terms of the agreements, actions, inactions, performance or lack thereof, or possible wrongdoings of the funding sources or other introductions it makes to Company.

13.3.        Company understands that there are significant ongoing fees and costs related to a listing on the OTC Bulletin Board ("OTCBB"), American Stock Exchange ("AMEX"), or the NASDAQ stock exchange ("NASDAQ"), including but not limited to exchange filing fees (AMEX and NASDAQ), audited financials, periodic SEC filings, requirements of the Sarbanes-Oxley Act and other increased legal, listing, and accounting fees related to trading on the OTCBB, AMEX, or NASDAQ.

14.           Non-Circumvention and Non-Compete.

14.1.       Company hereby irrevocably agrees not to circumvent, avoid, bypass, or otherwise obviate Consultant or any of Consultant's associates, with regard to introductions made to Company by Consultant directly or indirectly, to avoid payment of fees in any transaction with any corporation, partnership, or individuals, revealed by Consultant to Company (excluding those previously known to Company), in conjunction with any project, transaction, or loans, investments, collateral, or funding. Company acknowledges and agrees that all introductions effected by Consultant are the proprietary property of Consultant and integral to its income. Company further agrees not to disclose or otherwise reveal, to any third party, any introductions or other confidential information provided by Consultant, particularly that concerning registered broker dealers, underwriters, investment bankers, fund managers or other funding sources, market makers, investor relations firms, SEC attorneys, SEC accountants, and other consultant's names, addresses, telex/fax/telephone numbers or other means of access thereto, including bank information, codes or references and/or such information, provided to Company by Consultant on a confidential or privileged basis, without the specific, formal and written consent of Consultant. Any and all names, addresses, telex/fax/telephone numbers, bank information, codes or references provided shall be presumed to be confidential and shared on a need to know basis' only with those subject to a like non-circumvention non-disclosure agreement except where otherwise agreed to in writing or required by law.

14.2.        The Parties further irrevocably covenant and agree not to solicit, encourage, or otherwise advise, divert, or otherwise interfere, directly or indirectly, any associates of the other Party, including but not limited to employees, agents or independent contractors, to terminate their employment and/or to cease any agent or independent contractor relationship with the other Party for a period of Three Hundred and Sixty Five (365) consecutive days following the termination of this Agreement

15.           Piggy-Back Registration Rights. Company agrees that if it proposes to register its stock or other securities wider the Securities Act of 1933, as amended (the "Securities Act"), including a registration effected by the Company for shareholders, the Company shall, at such time, promptly give Consultant written notice of such registration, if Consultant or its designees hold shares of restricted stock. Upon the written request of Consultant given within twenty (20) days after mailing of such notice buy the Company, the Company shall cause to register under the Securities Act, at Company's expense, all restricted shares of the Consultant, or Consultant's designees or transferees, requested by the Consultant to be registered.

16.           Dilution of Consultant by Reverse Split with Subsequent Issuance of Stock. Company agrees that it will not cause Consultant to suffer any dilution of its percentage ownership of Company's shares as a result of any restructuring of the Company's stock through reverse share split corresponding or followed with a share issuance. Should Company conduct a reverse share split and corresponding or following issuance of shares, Consultant will be issued shares so as not to cause Consultant to suffer any dilution of its percentage ownership.

17.           Notice. Any notice required or permitted to be given under this Guaranty shall be in writing and shall be deemed to have been given either (a) upon actual receipt or three (3) days after deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested; (b) upon actual receipt if sent via reputable overnight courier or by personal delivery; or (c) upon confirmation of telefacsimile or e-mail transmission, if sent via telefacsimile and/or e-mail. All notices shall be addressed as follows (or sent to the following fax numbers):

If to Consultant: Going Public, LLC	Going Public, LLC 12555 High Bluff Drive, Suite 305 San Diego, California 92130 Attention: Lauren Fishman Telephone: 858-481-8818 Facsimile: 858-481-1811 E-mail: info@gopublicpros.com

If to Company or Controlling Shareholders:	American Real Estate Assets, Inc. 201 Lomas Santa Fe, Suite 410 Solana Beach, CA 92075 Attention: Christina Wise, CEO Telephone: 858-638-7020 (x201) Facsimile: 858-350-9450 Email: DrWise@acrescorp.com

18.           Confidentiality. Company and Controlling Shareholders agree not to directly or indirectly disclose to any other person or entity any of the terms of this Consulting Agreement ("Terms"). Company hereby agrees to safeguard such Terms at all times so that they are not exposed to, or taken by, any unauthorized person. If it should become necessary to disclose the relationship created by this Agreement, then such disclosure shall not include the Terms of compensation, unless required by law. It is understood that, with regard to possible Funding introduced to Company by Consultant, if applicable, Consultant, at its discretion, may make one or more public announcements of the terms and specifics of Funding secured for the Company, and such announcement may include, but shall not be limited to, the amount of the Funding agreement, the type and specifics of Funding, the relationship between Consultant and Company, the name of the Funding Source and the name of the Company.

19.           Termination and Survival.

19.1.        This Agreement will become effective ("Effective Date") upon Consultant's receipt of fully executed contract, and will terminate two years from the date of this Agreement, or upon fulfilling all services described in Paragraph 1, herein, whichever occurs first.

19.2.        The terms and conditions of paragraphs 2 through and including all paragraphs prior to this section shall survive termination of this Agreement.

20.           General Provisions.

20.1.        Headings. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement,

20.2.        Severability. If a court of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid in whole or in part for any reason, the validity and enforceability of the remaining provisions, or portions of them, will not be affected.

20.3.        Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties.

20.4.       Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement, and any and all other written or oral agreements existing between the Parties before the Effective Date of this Agreement with respect to the subject matter of this Agreement are expressly cancelled.

20.5.        Modification of Agreement. This Agreement may be supplemented, amended, or modified only by the mutual agreement of the Parties. No supplement, amendment, or modification of this Agreement shall be binding unless it is in writing and signed by all Parties.

20.6.        Binding Effect. Subject to any restrictions on assignment contained in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, representatives, successors, and assigns.

20.7.         Nonwaiver. Any failure by any Party to enforce any part of this Agreement shall not be deemed a waiver by such Party of its right to enforce this Agreement according to its terms and applicable law. No waiver of any breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement shall be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy shall be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, nor shall any waiver constitute a continuing waiver unless the writing so specifies.

20.8.       No Assignment. Neither Party to this Agreement may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party to this Agreement, which consent may not be unreasonably withheld.

20.9.        Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one instrument. A signature of a party delivered by telecopy or other electronic communication shall constitute an original signature of such party.

20.10.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its conflict of laws rules, The Parties agree that a substantial amount of services under the Agreement will be performed in San Diego County, and hereby exclusively agree and submit to, and waive any objection to, jurisdiction and venue in the Superior Court for the County of San Diego, California, for the purposes of any proceedings or litigation arising out of or relating to this Agreement. The Parties also agree that the provisions for Notice herein shall also be used for and be sufficient for service of process for any papers related to any legal proceeding commenced with respect to this Agreement.

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IN WITNESS WHEREOF, the undersigned has caused this Consulting Agreement to be executed on the day and year first above written.

American Real Estate Assets, Inc.

By /s/ Christina Wise
Christina Wise, Its CEO

And;

/s/David and Christina Wise
David and Christina Wise as Co-Trustee of the Wise Family Trust dated June 14, 1995 individually

/s/ J Denny Rochform
J. Denny Rochford, individual

/s/ Allen Blunt
Allen Blunt, individual

Consultant

/s/ Marvin K. Rowe
Marvin K. Rowe
Member

Schedule A
ADDENDUM TO CONSULTING AGREEMENT

1)
This Agreement, signed this 10th day of October, 2008 is an addendum to the Consulting Agreement signed by David and Christina Wise as Co-Trustees of the Wise Family Trust dated June 14, 1995, J. Denny Rochford, and Allen Blunt ("Controlling Shareholders") whereby Going Public, LLC ("Consultant") will convert American Real Estate Assets, Inc. (the "Company") to a publicly traded entity and whereby Consultant has agreed to a payment plan to Company and its Controlling Shareholders for payment for Consultant's services.

2)
Payment Schedule. The Cash Fee of $100,000.00 is to be paid to Consultant, as follows: $0 is to be paid upon execution of this Addendum and the Consulting Agreement, executed concurrently herewith, and; pursuant to the Secured Note also executed concurrently herewith, $100,000.00 (the "Note") is to be paid via wire transmission on or before July 1, 2009 (the "Maturity Date").

3)
Interest, Payments. Until the Nate is paid in full, interest shall be paid by Company to Consultant monthly at the rate of ONE PERCENT (1%) of the outstanding Note per calendar month ("Interest") starting the month following the date of the Consulting Agreement and then each month thereafter on the same day of each month ("due date") until the Cash Fee is paid in full.

4)
All Other Payment Provisions. All payments of the Cash Fee and interest hereunder shall be payable to Consultant in lawful money of the United States of America in immediately available funds. All delivery of payments shall be made at the offices of Consultant, or at such other place as Consultant may designate in writing, not later than 3 p.m. on the Maturity Date, without offset. Any payment coming due on a day which is not a Business Day, shall be made on the next succeeding Business Day, and any such extension of the time of payment shall be included in the computation of interest payments. All payments shall be made via bank wire transmission as per the following bank wire instructions:

5)
Security Interest in Company Assets. For valuable consideration, UNTIL COMPANY IS APPROVED TO TRADE ON THE OVER-THE-COUNTER BULLETIN BOARD, Company hereby grants a fully perfected security interest in all of its real property and tangible and intangible property assets to Consultant until the Cash Fee and all interest thereon is paid in full. Consultant is hereby entitled to and authorized to record a UCC-1 financing statement as to all of the tangible and intangible personal property assets of Company and a deed of trust or lien on any real property owned by the Company. Company shall execute whatever documentation is necessary to effectuate these security interests. Once Company is approved to trade on the over-the-counter bulletin board, Company shall be forever released from the security interests granted to Consultant in the Company's real property and tangible and intangible property.

6)
Escrow Shares. Pursuant to the Escrow Agreement executed concurrently herewith and attached as Exhibit "1" hereto, the Controlling Shareholders hereby agree to transfer a controlling interest of shares of the Company's common stock (including any subsequent forward or reverse splits and/or dividends) with signature medallion guaranteed stock powers ("Controlling Interest") to be held in escrow by Anslow & LLP in the name of Controlling Shareholders ("Escrow Shares") until the Note and all interest, as described herein, is paid in full (the "Restriction Period"). During the Restriction Period, Controlling Shareholders will retain voting rights, but agree that the Escrow Shares shall not be traded. Upon the Note being paid including all interest, the Restriction Period shall end, and the Escrow Shares shall be immediately delivered to the Controlling Shareholders. Once Company is approved to trade on the OTC bulletin board, in the event that the Company defaults under the terms of the Consulting Agreement, the Consultant shall immediately notify the Escrow Agent, Company and Controlling Shareholders in writing of such default. In the event that the default is not remedied within ten (10) business days of the receipt of the notice of default, the Escrow Agent shall be authorized to immediately release the Escrow Shares to the Consultant without prior approval from the Company or the Controlling Shareholder. In such a case, once the Escrow Shares are released to Consultant, Company shall forever be released from the security interests granted to Consultant in Company's real property and tangible and intangible personal property.

7)	UCC Filings. All appropriate UCC filings shall be made to secure the consultation fee as outlined above. In addition, Company and Controlling Shareholders shall sign a Secured Note, upon default.

8)	Modification. The terms of this Addendum can be modified, changed, extended at any time by mutual agreement in writing.

[SIGNATURE PAGE FOLLOWS]

Schedule A
ADDENDUM TO CONSULTING AGREEMENT

IN WITNESS WHEREOF, the undersigned has caused this Addendum to Consulting Agreement to be executed on the day and year first above written.

CONTROLLING SHAREHOLDER:

By /s/ Christina Wise
Christina Wise, Its CEO

CONTROLLING SHAREHOLDER:

/s/David and Christina Wise
David and Christina Wise as Co-Trustee of the Wise Family Trust dated June 14, 1995

CONTROLLING SHAREHOLDER:

/s/ J Denny Rochform
J. Denny Rochford, Secretary

Consultant

/s/ Marvin K. Rowe
Marvin K. Rowe
Member